EXHIBIT 99.1

Proteon Therapeutics Announces First Quarter 2016 Financial Results

WALTHAM, Mass., May 09, 2016 (GLOBE NEWSWIRE) -- Proteon Therapeutics Inc. (Nasdaq:PRTO), a company developing novel, first-in-class therapeutics to address the medical needs of patients with kidney and vascular diseases, today announced its financial results for the quarter ended March 31, 2016, and recent business highlights.

“We continue our focus on completing PATENCY-1, our first Phase 3 study of vonapanitase, and remain on schedule to release top-line data this December,” said Timothy Noyes, President and Chief Executive Officer of Proteon. “Additionally, the clinical sites involved in PATENCY-2, our second Phase 3 study of vonapanitase, have enrolled patients at a rate consistent with our estimates and we remain on schedule for full enrollment in the first quarter of 2017. Finally, I am also pleased that we have sufficient cash to fund operations into the fourth quarter of 2017, approximately one year after we expect top-line data from PATENCY-1.”

Recent Highlights for 2016

Enrollment continues according to plan in PATENCY-2, the second Phase 3 clinical study of investigational vonapanitase. PATENCY-2 is a multicenter, randomized, double-blind, placebo-controlled study expected to enroll 300 patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic arteriovenous fistula (AVF) for hemodialysis. Primary unassisted patency and secondary patency are primary and secondary efficacy endpoints in PATENCY-2, as in PATENCY-1. The Company expects to complete enrollment in PATENCY-2 in the first quarter of 2017.

Publication of additional nonclinical data of vonapanitase in patients with peripheral artery disease (PAD). The study, titled “Recombinant Human Elastase Alters the Compliance of Atherosclerotic Tibial Arteries After Ex Vivo Angioplasty”, was published in the Journal of Cardiovascular Pharmacology. The ex vivo study demonstrated that a single treatment of vonapanitase following angioplasty of excised atherosclerotic human tibial arteries altered artery compliance. Increased compliance is known to correlate with arterial dilation. Proteon’s Senior Vice President and Chief Medical Officer, Steven Burke, M.D., is the senior author of the published manuscript. Based on these data and other nonclinical results, Proteon intends to initiate two other Phase 1 trials in PAD.

Key Milestones for 2016

  Report top-line data from PATENCY-1 in December 2016.

  Initiate two Phase 1 clinical studies of vonapanitase in patients with peripheral artery disease (PAD).

Upcoming Events

  Presentation at the 2016 Vascular Access for Hemodialysis Symposium on May 14th in Chicago.

  Presentation at the JMP Securities Life Science Conference being held on June 21st and 22nd in New York City.

First Quarter 2016 Financial Results

Cash position: Cash, cash equivalents and available-for-sale investments totaled $59.4 million as of March 31, 2016, compared to $65.3 million as of December 31, 2015. The decrease was driven by operational costs for the first three-month period of 2016.

Revenues: No revenues were recorded in the first quarter of 2016 or in the first quarter of 2015.

R&D expenses: Research and development expenses for the first quarter of 2016 were $4.3 million as compared to $2.6 million for the first quarter of 2015. The increase in R&D expenses was due primarily to increased expenses for our manufacturing pre-validation and validation efforts; increased external clinical expenses related to our ongoing radiocephalic AVF Phase 3 clinical trials; and increased personnel costs.

G&A expenses: General and administrative expenses for the first quarter of 2016 were $2.5 million as compared to $2.0 million for the first quarter of 2015. The increase in G&A expenses was due primarily to higher personnel costs in the first quarter of 2016 than in the first quarter of 2015.

Other income, net: Other income, net for the first quarter of 2016 was $0.2 million as compared to none for the first quarter of 2015. Other income, net in the first quarter of 2016 included non-cash changes in the Swiss Franc denominated currency the Company held as of March 31, 2016 and the fair value associated with the forward foreign currency contracts the Company entered into in June 2015.

Net loss: Net loss for the first quarter of 2016 was $6.6 million as compared to $4.6 million for the first quarter of 2015. Net loss included stock-based compensation expense of $0.9 million for the first quarter of 2016 and $0.4 million for the first quarter of 2015.

Financial guidance: The Company expects that its cash, cash equivalents and available-for-sale investments will be sufficient to fund its operations into the fourth quarter of 2017.

About Vonapanitase
Vonapanitase (formerly PRT-201) is an investigational drug intended to improve arteriovenous fistula (AVF) patency, the period of time during which an AVF remains open with adequate blood flow to enable hemodialysis. Vonapanitase is applied in a single administration and is currently being studied in two Phase 3 clinical trials (PATENCY-1 and PATENCY-2) in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic AVF for hemodialysis. The Company estimates that radiocephalic AVFs account for 35-40% of all AVFs created in the U.S. each year. Vonapanitase has received fast track and orphan drug designations from the U.S. Food and Drug Administration (FDA), and orphan medicinal product designation from the European Commission, for hemodialysis vascular access indications. Vonapanitase may have multiple surgical and endovascular applications in which vessel injury leads to blockages in blood vessels and reduced blood flow, and has completed a Phase 1 clinical trial in patients with symptomatic peripheral artery disease (PAD).

About Proteon Therapeutics
Proteon Therapeutics is committed to improving the health of patients with kidney and vascular diseases through the development of novel, first-in-class therapeutics. Proteon’s lead product candidate, vonapanitase (formerly PRT-201), is an investigational drug intended to improve arteriovenous fistula (AVF) patency, the period of time during which an AVF remains open with adequate blood flow to enable hemodialysis. Proteon is currently evaluating vonapanitase in two Phase 3 clinical trials (PATENCY-1 and PATENCY-2) in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic AVF for hemodialysis and has completed a Phase 1 clinical trial in patients with symptomatic peripheral artery disease (PAD). For more information, please visit www.proteontherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains statements that are, or may be deemed to be, "forward-looking statements." In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “estimates,” “anticipates,” "expects,” “plans,” "intends,” “may,” or “will,” in each case, their negatives or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements, including when the Company expects to report top-line data from the PATENCY-1 Phase 3 clinical study, the number of patients to be enrolled in and the timing of completion of enrollment in the PATENCY-2 Phase 3 clinical study of vonapanitase, the potential surgical and endovascular applications for vonapanitase, the potential treatment of renal and vascular diseases with vonapanitase, the effect of vonapanitase in patients with CKD, whether vonapanitase improves AVF patency, timing of future clinical studies in PAD of vonapanitase, the sufficiency of the Company’s cash, cash-equivalents and available-for-sale investments to fund the Company’s operations into the fourth quarter of 2017, and those relating to future events or our future financial performance or condition, involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors, including whether our cash resources will be sufficient to fund our operating expenses and capital expenditure requirements for the period anticipated; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether vonapanitase will advance through the clinical trial process on the anticipated timeline and warrant submission for regulatory approval; whether such a submission would receive approval from the Food and Drug Administration or equivalent foreign regulatory agencies on a timely basis or at all; and whether we can successfully commercialize and market our product candidates, are described more fully in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2016, and our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 14, 2016, and our Current Reports on Form 8-K, as filed with the SEC, particularly in the sections titled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In light of the significant uncertainties in our forward-looking statements, you should not place undue reliance on these statements or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements contained in this press release represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Proteon Therapeutics, Inc.
Consolidated Balance Sheet Data
(In thousands)

	March 31,	December 31,
	2016	2015

Cash, cash equivalents and available-for-sale investments	$59,388	$65,263

Prepaid expenses and other current assets	1,053	1,345

Property and equipment, net and other non-current assets	901	930

Total assets	$61,342	$67,538

Accounts payable and accrued expenses	$3,269	$3,596

Other liabilities	319	537

Preferred Stock, common stock and additional paid-in-capital	195,545	194,667

Accumulated deficit and accumulated other comprehensive income	(137,791)	(131,262)

Total liabilities and stockholders’ deficit	$61,342	$67,538

Proteon Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$4,349	$2,633
General and administrative	2,470	1,987
Total operating expenses	6,819	(4,620)
Loss from operations	(6,819)	(4,620)
Other income (expense):
Investment income	56	40
Other income, net	211	-
Total other income (expense)	267	40
Net loss	$(6,552)	$(4,580)
Net loss per share attributable to common stockholders - basic and diluted	$(0.40)	$(0.28)
Weighted-average common shares outstanding used in net loss per share attributable to common stockholders - basic and diluted	16,507,586	16,448,688

Supplemental disclosure of stock-based compensation expense and gain from currency forward contracts:
Included in operating expenses, above, are the following amounts for non-cash stock based compensation expense:

Research and development	$308	$110
General and administrative	558	297
Total	$866	$407

Included in other income, net, above, are the following amounts from forward foreign currency contracts:

Realized gains from forward foreign currency contracts	$34	$-
Unrealized gains from forward foreign currency contracts	178	-
Total	$212	$-

Investor Contact
George Eldridge, Proteon Therapeutics, Senior Vice President and Chief Financial Officer
781-890-0102
geldridge@proteontherapeutics.com

Media Contact
Chris Erdman, MacDougall Biomedical Communications
781-235-3060
proteon@macbiocom.com